ASSIGNMENT AND ASSUMPTION AGREEMENT

(AMENDED AND RESTATED INVESTMENT MANAGEMENT AGREEMENT)

This Assignment and Assumption Agreement is made as of January 1, 2026, by and between Franklin Advisers, Inc. (“FAV”) and K2/D&S Management Co., L.L.C. (“K2 Advisors”), each a direct or indirect, wholly-owned subsidiary of Franklin Resources, Inc.

WHEREAS, each of FAV and K2 Advisors is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and is engaged in the business of rendering investment management and investment advisory services to investment companies and other investment advisory clients;

WHEREAS, K2 Advisors serves as the investment manager to the K2 Alternative Strategies Fund (to be renamed the Franklin Alternative Strategies Fund effective January 30, 2026, and referred to herein as the “Fund”), a series of Franklin Alternative Strategies Funds (the “Trust”), pursuant to an Amended and Restated Investment Management Agreement, dated as of October 1, 2017, as amended, between the Trust, on behalf of the Fund, and K2 Advisors (the “Management Agreement”);

WHEREAS, effective January 1, 2026 (the “Effective Date”), K2 Advisors has transferred to FAV all of its investment and investment-related personnel (including portfolio managers, research analysts, and certain support staff members) (the “Transfer”), and, in conjunction with the Transfer, K2 Advisors desires to assign the Management Agreement to FAV, and FAV desires to assume the Management Agreement, pursuant to this Assignment and Assumption Agreement;

WHEREAS, the Transfer and the assignment of the Management Agreement to FAV pursuant to this Assignment and Assumption Agreement will not result in a change of control or management, and thus will not constitute an “assignment” of the Management Agreement under the Investment Company Act of 1940, as amended; and

WHEREAS, the Board of Trustees of the Trust, including a majority of the Trustees of the Trust present in person that are not interested persons of the Trust, K2 Advisors, or FAV, approved the transfer of the Management Agreement and a form of this Assignment and Assumption Agreement at a meeting held on May 28, 2025..

NOW, THEREFORE, the parties hereto agree as follows as of the Effective Date:

1. The Management Agreement is hereby assumed in its entirety by FAV, except that all references to K2 Advisors shall be replaced with references to FAV.

2. FAV agrees to perform and be bound by all of the terms of the Management Agreement and the obligations and duties of K2 Advisors thereunder.

3. The Management Agreement shall continue in full force and effect as set forth therein for the remainder of its term.

IN WITNESS WHEREOF, the undersigned have executed this Assignment and Assumption Agreement as of the date set forth above.

FRANKLIN ADVISERS, INC. By: /s/Ed McGraw Name: Ed McGraw Title: Vice President	K2/D&S MANAGEMENT CO., L.L.C. By: /s/Ed McGraw Name: Ed McGraw Title: Vice President

ACKNOWLEDGED:

FRANKLIN ALTERNATIVE STRATEGIES FUNDS, on behalf of K2 ALTERNATIVE STRATEGIES FUND (to be renamed FRANKLIN ALTERNATIVE STRATEGIES FUND)

By: /s/ Navid J. Tofigh

Name: Navid J. Tofigh

Title: Vice President